EXHIBIT 10.1


This AGREEMENT ("Agreement") is made on this 26th day of August, 2004

BETWEEN: East Delta Resources Corp., a company duly constituted under the laws of the State of Delaware, and having its head office at 447 St. Francis-Xavier, Montreal, Quebec, (hereinafter referred to as "EDLT" or the "Company"), and represented by its President, Mr. Victor I.H. Sun

AND: Mayer Amsel, businessman, maintaining an office at 1941 New York Ave., Brooklyn, NY (hereinafter referred to as the "Consultant")


WHEREAS, the Consultant has developed an extensive network and knowledge of businessmen in North America, including but not limited to, mining and exploration entrepreneurs and is willing to utilize this network and knowledge for the benefit of EDLT,

AND WHEREAS, EDLT is actively seeking experienced mining individuals or entities as partners either directly or through joint ventures, or wishes to acquire additional mining projects all centered on China, and EDLT wishes to avail itself of the Consultant's services to assist in realizing these objectives,


NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1:   DEFINITIONS

In this Agreement, unless the context otherwise requires:

1.1 Agreement - means this agreement dated as of the date hereof, as well as any rider, amendment, modification or intervention which might be made or added thereto in writing, with mutual consent of the parties; the Agreement is also sometimes designated by the expressions "hereof", "herein" and "hereunder";


ARTICLE 2:   RESPONSIBILITIES OF EDLT

2.1 Upon the signing of this Agreement, EDLT shall provide the Consultant with a list of all properties currently under exploration by EDLT with a detailed geophysical and geological description, work undertaken to date, independent geological reports, if any, and operating plans for next two years.

2.2 EDLT shall reimburse the Consultant for all travel expenses (room, board, and travel) related to this Agreement.


ARTICLE 3:   RESPONSIBILITIES OF THE CONSULTANT

3.1 Based on the information provided by EDLT, the Consultant shall immediately commence an analysis of the financial, engineering and mining experiences of all Canadian and American mining entities operating in China and issue recommendations as to those that have most potential to have an interest to either partner, affiliate, provide engineering services and/or invest in EDLT's projects.

3.2 The CONSULTANT shall arrange and organize meetings and discussions with potential joint ventures partners, property options and mergers/acquisitions candidates.

3.3 The CONSULTANT shall assist EDLT in the preparation and accumulation of all documents related to the due diligence, to any agreements or contracts, and any required filings with the relevant regulatory bodies needed as a consequence of this Agreement.

3.4 The Consultant shall be responsible for hiring, paying and supervising any additional personnel and/or any other expenses, except as provided for in Article 2.2, required to execute his responsibilities.


ARTICLE 4:   TERM and TERMINATION OF THE AGREEMENT

4.1 The term of this Agreement shall be for a period two (2) years from the signing date of the Agreement.

4.2 In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations under this Agreement, and within ten (10) days after written notice is given to the defaulting party specifying the default, and (i) such default is not substantially cured, or (ii) the defaulting party does not obtain the approval of the other party to a plan to remedy the default, then the party not in default may terminate this Agreement by giving written notice to the defaulting party.

4.3 If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes a general assignment for the benefit of all or substantially all of it creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party, within the conditions of applicable law, may immediately terminate this Agreement by giving written notice.


ARTICLE 5:   CONFIDENTIALITY

5.1 During the term of this Agreement, and for a period of two (2) years after the expiration of the term of this Agreement, proprietary or confidential information ("Information") of any kind pertaining to both parties' businesses, and all written material marked by ether party as "Confidential" or "Proprietary" shall be treated by the other party as secret and confidential and accorded the same protection as the parties give to their own Information of a similar nature. Verbally disclosed information which is to be treated as confidential or proprietary by a party shall be confirmed as such in writing by the party within thirty
         (30) days of such disclosure.

5.2 Notwithstanding the foregoing, confidential Information does not include information that:

                  o has been published or is otherwise readily available to the public other than by breach of this Agreement;

                  o has been rightfully received by the receiving party from a third party without breach of any confidentiality obligations;
                  o has been independently developed by the receiving party's personnel without access to, or use of, the other party's Confidential Information;
                  o was known to the receiving party prior to its first receipt from the other party and which the receiving party has documented prior to the date hereof; or
                  o is required to be disclosed by law whether under an order of a court or government, tribunal or other legal process. In such cases, the receiving party must immediately notify the other party of the disclosure requirement, in order to allow the other party a reasonable opportunity to obtain a court order to protect its rights, or otherwise to protect the confidential nature of the Confidential Information.

ARTICLE 6:   FEES and CHARGES

6.1 The parties agree that the activities undertaken to be provided to EDLT shall be valued at two hundred and fifty thousand ($250,000), (hereinafter "Fees or Charges") and is to be paid through the issuance of one million (1,000,000) common shares of the Company to be issued upon expeditious and successful registration of the shares with the Securities and Exchange Commission.

6.2 All amounts in this Agreement are stated in legal currency of the United States of America.



ARTICLE 7:   LIABILITY, INDEMNITY, WARRANTIES, AND INSURANCE

7.1 EDLT shall indemnify the Consultant and hold him harmless against and in respect to any and all claims, damages, losses, costs, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties, reasonable attorneys' fees and costs and all amounts paid in settlement of any claim, action or suit that may be asserted against EDLT or the Consultant or that EDLT or the Consultant shall incur or suffer, that arise out of, result from or relate to: (a) the non-fulfillment of any agreement, covenant or obligation of EDLT in connection with this Agreement; (b) any breach of any representation or warranty made by EDLT hereunder; (c) any claim of any nature whatsoever brought by any third person or entity who may suffer damages of any sort as a direct or indirect result of EDLT's activities pursuant to the Agreement relating to or in connection with, or any claims of infringement that arise out of, result from or related to any services provided by the Consultant.

7.2 The Consultant warrants that he will perform his obligations under this Agreement in a professional and workmanlike manner. In the event the Consultant is liable to EDLT on account of his performance or nonperformance of his obligations under this Agreement, whether arising by negligence or otherwise, (i) the amount of damages recoverable against the Consultant for all events, act or omissions will not exceed in the aggregate the Charges paid by EDLT for the last twelve (12) months and (ii) in no event will the Consultant be responsible for any indirect, consequential, incidental or punitive damages of any party, including third parties, or for lost profits. In connection with the conduct of any litigation with third parties relating to any liability of the Consultant to EDLT or to such third parties, the Consultant will have all rights to accept or reject settlement offers and to participate in such litigation. EDLT and the Consultant expressly acknowledge that the limitations contained in this Section have been the subject of active and complete negotiation between the parties and represent the parties' agreement.

ARTICLE 8:   EXCUSABLE DELAY

8.1 If either party is unable to perform any of its obligations hereunder due to Force Majeure, the failure to perform by such party shall not constitute a basis for termination or default under this Agreement provided that notice thereof is given to the other party within seven
         (7) days after the party becomes aware of such event. EDLT shall not be required to make any payment to the Consultant pursuant to Article 6 during the period of his inability, as a result of an event of Force Majeure, to provide his services.

8.2 For the purposes of this Agreement, Force Majeure shall be understood to be any cause beyond the reasonable control of the non-performing party and without its fault or negligence and includes, without limiting the generality of the foregoing, acts of God or of a public enemy, acts of any Government or any State or Territory, or any agency thereof, in its sovereign capacity, fires, floods, epidemic, quarantine restrictions, unusually severe weather conditions, extraordinary vehicle traffic conditions, or mechanical malfunctions


ARTICLE 9:   NOTICES

         Any notice or communication under this Agreement shall be in writing and shall be hand delivered, given by fax or sent by registered mail return receipt requested, postage prepaid, to the other party's designated representative, receiving such communication at the address specified herein, or such other address or person as either party may in the future specify to the other party. Such notice shall be deemed to be received upon delivery or, by fax, on the next business day following transmission provided electronic evidence of transmission is produced at point of origin or, if mailed, on the fourth business day following the date of mailing.


                      If to Consultant:

                              Mayer Amsel
                              1941 New York Ave.
                              Brooklyn, NY 11210


                      If to EDLT:

                              East Delta resources Corp.
                              447 St. Francis-Xavier
                              Montreal, Quebec
                              Attention: General Counsel

ARTICLE 10:  MISCELLANEOUS

10.1 Neither party may assign or transfer all or any part of its rights under this Agreement, without the prior written consent of the other, except when assigning all of their rights and obligations to any legal entity controlling, controlled by, or under common control with it, but with fifteen (15) days' prior notice to the other party.

10.2 The Consultant can assign this Agreement or any obligations hereunder to a third party. If any obligations of the Consultant are assigned to a subcontractor, the Consultant will remain responsible for such obligations under this Agreement.

10.3 This Agreement is not intended to create, nor shall it be construed to be, a joint venture, association, partnership, franchise, or other form of business relationship. Neither party shall have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of the other party, except as expressly provided herein.

10.4 If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, such provision shall be treated as severed, leaving the remaining provisions unimpaired, provided that such does not materially prejudice either party in their respective rights and obligations contained in the valid terms, covenants, or conditions.

10.5     There are no intended third party beneficiaries to this Agreement.

10.6 The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any default under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

10.7 This Agreement may not be modified, supplemented, or amended or default hereunder waived except upon the execution and delivery of a written agreement signed by the authorized representative of each party.

10.8 Both parties represent and warrant that each has the full authority to perform its obligations under this Agreement and that the person executing this Agreement has the authority to bind it.

10.9 This Agreement constitutes the final and full terms of understanding between the parties and supersedes all previous agreements, understandings, negotiations, and promises, whether written or oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on this 26th day of August, 2004.




East Delta Resources Corp.                The Consultant


--------------------------------          ------------------------------------
Signature                                 Signature


--------------------------------          ------------------------------------
Victor I.H. Sun, President                Mayer Amsel